Exhibit 23.5
CONSENT OF NOMINEE FOR DIRECTOR
OF
TARGA RESOURCES PARTNERS LP
(a Delaware limited partnership)
     The undersigned nominee for director hereby consents to being named as a director under the heading “Management—Directors and Executive Officers” in the Targa Resources Partners LP Registration Statement on Form S-1 and the undersigned will serve as a director of the general partner of Targa Resources Partners LP upon the closing of the offering of common units as contemplated in the Registration Statement on Form S-1.
Date: January 25, 2007

/s/ Chansoo Joung
Chansoo Joung